UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 8, 2019
Cavco Industries, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-08822	56-2405642
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3636 North Central Avenue, Suite 1200 Phoenix, Arizona 85012
(Address of principal executive offices, including zip code)
Registrant's telephone number, including area code: (602) 256-6263
Not applicable
(Former name or former address if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01    Entry into a Material Definitive Agreement.

The disclosures set forth below under Item 5.02 regarding the Stock Option Agreement and the Indemnification Agreement are hereby incorporated by reference into this Item 1.01.
Item 5.02    Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On January 8, 2019, the Board of Directors (the "Board") of Cavco Industries, Inc., a Delaware corporation (the "Company") appointed Susan L. Blount to serve on the Board. Ms. Blount was appointed to fill the vacancy caused by the resignation of Joseph Stegmayer. Ms. Blount will serve as a director until our annual stockholders' meeting proposed to be held in 2020, and until her successor is elected and qualified. The Board affirmatively determined that Ms. Blount qualifies as an independent director. Ms. Blount has been appointed to serve on the Corporate Governance and Nominating Committee and the Compensation Committee.

Susan L. Blount, age 61, served as Executive Vice President and General Counsel of Prudential Financial, Inc. ("Prudential"), a leading provider of insurance, retirement and asset management products and services, from 2005 to 2015. In that role Ms. Blount led the company's global law, compliance, business ethics and external affairs organization. Ms. Blount joined Prudential in 1985 as a staff attorney in its commercial real estate organization. Before being appointed General Counsel, she held various positions of increasing responsibility, including Chief Investment Counsel, Vice President and Corporate Secretary, Associate General Counsel and Head of Shareholder Services. Prior to joining Prudential, Ms. Blount was an Associate at Kirkland & Ellis. In 2017, Ms. Blount was an Advanced Leadership Initiative Fellow at Harvard University. Since 2016 she has taught as an adjunct professor at the University of Texas School of Law. Ms. Blount graduated from The University of Texas at Austin with a bachelor's degree in history and a juris doctor with honors.

There are no arrangements or understandings between Ms. Blount and any other person pursuant to which Ms. Blount was elected as one of our directors. We are not aware of any transaction requiring disclosure under Item 404(a) of Regulation S-K promulgated by the Securities and Exchange Commission.

Ms. Blount will be compensated for her service on our Board as follows: (i) a one-time grant of an option to purchase 10,000 shares of common stock, par value $.01 per share, of the Company ("Common Stock"); (ii) annual compensation in the form of a grant of an option to purchase 4,000 shares of Common Stock on the anniversary of her election to the Board; (iii) a $45,000 retainer fee; (iv) a fee of $2,500 for each Board meeting attended in person and $1,500 for each meeting attended by telephone; and (v) a fee of $1,500 for each committee meeting attended in person or by telephone. These amounts remain subject to future adjustment by the Board in accordance with the Company's Second Amended and Restated Bylaws. Further Ms. Blount will be reimbursed for reasonable expenses of attending Board and committee meetings.

Effective January 8, 2019, Ms. Blount entered into a Stock Option Agreement (the "Stock Option Agreement"), whereby Ms. Blount was granted an option to purchase 10,000 shares of Common Stock. The options awarded to Ms. Blount under the Stock Option Agreement have a seven (7)-year term and a per share exercise price equal to the fair market value of a share of Common Stock on the date of grant. All options awarded become exercisable at the rate of 25% on the first (1st) anniversary of the date of grant, 25% on the second (2nd) anniversary of the date of grant, 25% on the third (3rd) anniversary of the date of grant, and 25% on the fourth (4th) anniversary of the date of grant. All rights to exercise the options terminate within four (4) months of the date that Ms. Blount ceases to be a director of the Company for any reason other than death or disability; in the case of a director's death, the options terminate fifteen (15) months thereafter and in the case of disability and resulting termination of the directorship, then the options terminate six (6) months after such date of termination.

Effective January 8, 2019, Ms. Blount entered into the Company's standard form of indemnification agreement for the Company's directors and certain of its officers (the "Indemnification Agreement"). The Indemnification Agreement provides, to the fullest extent permitted by law, indemnification against all expenses and liabilities incurred in any legal proceeding arising by reason of Ms. Blount's capacity as a director. In addition, the Indemnification Agreement provides that the Company will pay to Ms. Blount all indemnifiable expenses incurred by her in connection with a legal proceeding in advance of the final disposition of such proceeding.

The foregoing descriptions of the Stock Option Agreement and the Indemnification Agreement do not purport to be complete and are qualified in their entirety by the full text of the Stock Option Agreement and the Indemnification Agreement, copies of which are filed as Exhibits 10.1 and 10.2, respectively, and are incorporated by reference herein.

A press release announcing Ms. Blount's appointment is attached hereto as Exhibit 99.1.
Item 8.01     Other Events.

In light of Ms. Blount being appointed to serve on the Corporate Governance and Nominating Committee and the Compensation Committee; effective January 8, 2019, William C. Boor will no longer serve on the Corporate Governance and Nominating Committee and Jack Hanna will no longer serve on the Compensation Committee.
Item 9.01.    Financial Statements and Exhibits

Exhibit Number	Description
10.1	Form of Stock Option Agreement
10.2	Form of Indemnification Agreement
99.1	Press Release dated January 8, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAVCO INDUSTRIES, INC.
By:	/s/ Joshua J. Barsetti
Joshua J. Barsetti Chief Accounting Officer

Date: January 8, 2019